Exhibit 99.1 February 8, 2006
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Amin I. Khalifa Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES
2005 FOURTH QUARTER FINANCIAL RESULTS

        LAKE FOREST, CA… February 8, 2006… Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter and year ended December 31, 2005. Revenues were $359.7 million in the fourth quarter of 2005, a 4.4% decrease compared to revenues of $376.4 million for the fourth quarter in 2004. Net income for the fourth quarter of 2005 was $19.5 million or $0.43 per share (diluted), compared to $27.3 million or $0.55 per share for the same period last year. Full year revenues were $1.474 billion in 2005, compared to $1.451 billion in 2004. Net income for 2005 was $66.9 million or $1.37 per share versus $114.0 million or $2.27 per share in 2004.

        The comparison of revenues and net income between the fourth quarters and years of 2005 and 2004 was negatively impacted by Medicare reimbursement reductions that went into effect for respiratory medications and certain items of home medical equipment on January 1, 2005 and for oxygen and oxygen equipment on April 8, 2005. Without the Medicare pricing reductions, revenue growth would have been 3.5% for the year, while revenue for the fourth quarter would have declined by 3%. The revenue shortfall in the fourth quarter was primarily in the home medical equipment, infusion therapy and respiratory drug product lines. Enteral nutrition revenue growth was strong.

        “Our revenue was disappointing during the second half of 2005,” said Lawrence M. Higby, Chief Executive Officer. “As a result of our performance, no executive officer will receive a salary increase or bonus for 2005. Looking forward, however, the previously-announced changes we made in the fourth quarter in sales management, sales force structure and sales incentives should make 2006 a stronger year. In addition, the rollout of our electronic Sales Management System (SMS) should provide improved territory-level account targeting and accountability as we move through 2006. Finally, we will also benefit from the new CIGNA contract, which was effective February 1, 2006, as well as the expected expansion of Medicare Advantage program enrollment.”

        Net income for the fourth quarter of 2005 reflects a tax benefit of $2.6 million related to the review and subsequent reduction of previously-recorded accruals for estimated state taxes. The quarter was negatively impacted by $1.9 million in one-time severance costs associated with the management restructuring that was announced on November 29, 2005.

        Excluding the effects of the tax benefit and severance, net income would have been $0.40 cents per share or $18.0 million. A table reconciling reported figures to these adjusted figures is presented at the bottom of the condensed consolidated statements of income included in this release.

        Earnings before interest, taxes, depreciation and amortization (EBITDA) were $69.2 million for the fourth quarter of 2005 compared to $88.1 million for the fourth quarter of 2004. EBITDA for the year was $269.9 million compared to $348.5 million in 2004. 2005 EBITDA was lowered by $27.4 million of medicare reimbursement reductions as well as $19.3 million for the qui tam settlement.

        EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the bottom of the condensed consolidated statements of income included in this release.

        Gross margins of 67.5% and 66.3% for the full year and fourth quarter of 2005, respectively, reflect a change in our presentation of certain clinical expenses. Certain respiratory therapy and nursing expenses, which were previously classified as selling, distribution and administrative expenses, are now included in cost of net revenues. This change, which was made in response to a comment made by the Securities and Exchange Commission accounting staff, has no impact on net income but does reduce the gross margin for 2005 by approximately $43 million, or 2.9%, and reduces selling, distribution and administrative expenses by the same amount. The prior periods presented reflect a reclassification for the nursing expense component only, as the data necessary to compute the respiratory therapy expense was not captured prior to this year. Excluding the effects of this reclassification, the gross margin for the fourth quarter of 2005 declined by 2 percentage points when compared to the fourth quarter of 2004. Medicare reimbursement cuts and a shift in mix to lower-margin products were the main reasons for the decline.

        Excluding the effects of the clinical expense reclassification, selling, distribution and administrative expenses increased $2.4 million in the fourth quarter versus the same period in 2004. Higher fuel prices and severance costs related to the management restructuring were the primary reasons for the increase.

Liquidity and Capital

        During the fourth quarter, Apria acquired two small businesses for total consideration of $3.5 million. For the year, the Company closed 21 acquisitions for total consideration of $103 million.

        Free cash flow for the fourth quarter of 2005 was $51.4 million compared to $48.4 million in the prior year, principally as the result of strong cash collections and continued lower capital spending. For the twelve months ended December 31, 2005, free cash flow was $87.4 million compared to $134.3 million in the prior year, and was impacted primarily by the Medicare cuts and the $19.3 million qui tam settlement payment and related legal fees. Free cash flow is defined as operating cash flow minus capital expenditures and does not include acquisitions or financing activities. It is presented as a supplemental performance measure and is not intended as an alternative to any other cash flow measure calculated in accordance with generally accepted accounting principles. Further, free cash flow may not be comparable to similarly titled measures used by other companies. A table reconciling free cash flow to cash provided by operating activities is presented at the bottom of the condensed consolidated statements of cash flows included in this release.

        Days sales outstanding (DSO) were 57 days at December 31, 2005, up from 52 days reported at the same date last year, largely due to the impact of acquisitions and the decline in the revenue denominator. Capital expenditures continued on a lower trend, as net purchases of patient service equipment for the fourth quarter of 2005 totaled $21.1 million or 5.9% of net revenues. This compares to purchases of $24.6 million or 6.5% of net revenues in the fourth quarter of 2004. Purchases of patient service equipment for 2005 were $105.1 million or 7.1% compared to $124.1 million or 8.5% in 2004.

Stock Repurchase

        As previously announced, Apria’s Board of Directors has authorized the Company to repurchase up to $250 million worth of its outstanding common stock, the first $175 million of which were acquired through an accelerated stock repurchase transaction during the fourth quarter. The remaining $75 million may be repurchased in open market or privately negotiated transactions over the next four fiscal quarters, depending on market conditions and other considerations.

2006 Outlook

        Management estimates that full year 2006 revenue growth will be in the 4% to 5% range. Diluted earnings per share is estimated in the range of $1.78 to $1.82.

         Mr. Higby commented,“In 2006, we have two basic objectives: restoring strong organic revenue growth and leveraging our cost structure.”

Annual Meeting of Stockholders

        The Company also announced that its Board of Directors has established March 10, 2006 as the record date for its Annual Meeting of Stockholders, which will be held at the Corporation’s headquarters on April 21, 2006. The only scheduled items of business for the Annual Meeting will be the election of Directors and the ratification of the appointment of the Company’s independent registered public accounting firm for the 2006 fiscal year.

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        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 branches serving patients in 50 states. With $1.5 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

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(Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(dollars in thousands)	2005	2004

ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$23,304	$39,399
Accounts receivable, net of allowance for doubtful accounts	226,478	219,365
Inventories, net	42,571	40,295
Other current assets	51,648	49,252

TOTAL CURRENT ASSETS	344,001	348,311

PATIENT SERVICE EQUIPMENT, NET	225,575	224,801
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	46,087	51,012
OTHER ASSETS, NET	570,235	483,540

TOTAL ASSETS	$1,185,898	$1,107,664

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$166,326	$173,434
Current portion of long-term debt	4,465	4,901

TOTAL CURRENT LIABILITIES	170,791	178,335

LONG-TERM DEBT, exclusive of current portion	640,855	475,957
OTHER NON-CURRENT LIABILITIES	47,088	47,187

TOTAL LIABILITIES	858,734	701,479
STOCKHOLDERS’ EQUITY	327,164	406,185

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	1,185,898	1,107,664

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(2005 unaudited)

	Three Months Ended December 31,		Year Ended December 31,

(dollars in thousands, except per share data)	2005	2004	2005	2004

Respiratory therapy	$246,504	$255,822	$1,009,751	$990,857
Infusion therapy	64,068	63,911	256,226	246,662
Home medical equipment/other	49,120	56,704	208,124	213,930

NET REVENUES	359,692	376,437	1,474,101	1,451,449

GROSS PROFIT	238,453	266,304	994,813	1,034,005

Provision for doubtful accounts	7,538	10,019	46,948	48,567
Selling, distribution and administrative expenses	196,361	202,668	792,418	777,671
Qui tam settlement and related costs	(742)	-	19,258	-
Amortization of intangible assets	1,765	2,073	6,941	6,712

OPERATING INCOME	33,531	51,544	129,248	201,055
Interest expense, net	6,984	4,901	21,878	20,020
Write-off of debt issuance costs	-	2,730	-	2,730

INCOME BEFORE TAXES	26,547	43,913	107,370	178,305
Income tax expense	7,047	16,645	40,429	64,297

NET INCOME	$19,500	$27,268	$66,941	$114,008

Income per common share - assuming dilution	$0.43	$0.55	$1.37	$2.27

Weighted average number of common shares outstanding	45,608	49,412	48,985	50,180

Reconciliation - EBITDA:
Reported net income	$19,500	$27,268	$66,941	$114,008
Add back: Interest expense, net	6,984	4,901	21,878	20,020
Write-off debt issuance costs	-	2,730	-	2,730
Add back: Income tax expense	7,047	16,645	40,429	64,297
Add back: Depreciation	33,854	34,439	133,677	140,762
Add back: Amortization of intangible assets	1,765	2,073	6,941	6,712

EBITDA	$69,150	$88,056	$269,866	$348,529

	Three Months Ended December 31, 2005
	Net Income	EPS
Reconciliation - Adjusted net income:
Reported net income	$19,500	$0.43
Add back: Severance, net of taxes	1,159	$0.03
Deduct: Tax benefit	(2,630)	$(0.06)

Adjusted net income	$18,029	$0.40

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(2005 unaudited)

	Year Ended December 31,

(dollars in thousands)	2005	2004

OPERATING ACTIVITIES
Net income	$66,941	$114,008
Items included in net income not requiring cash:
Provision for doubtful accounts	46,948	48,567
Depreciation and amortization	140,618	147,474
Deferred income taxes and other	(220)	29,692
Changes in operating assets and liabilities, exclusive of effects of acquisitions	(48,128)	(63,729)

NET CASH PROVIDED BY OPERATING ACTIVITIES	206,159	276,012
INVESTING ACTIVITIES
Purchases of patient service equipment and property,
equipment and improvements, exclusive of effects of acquisitions	(118,728)	(141,755)
Proceeds from disposition of assets	768	211
Cash paid for acquisitions, including payments of deferred consideration	(105,471)	(144,235)

NET CASH USED IN INVESTING ACTIVITIES	(223,431)	(285,779)
FINANCING ACTIVITIES
Net payments (proceeds) on debt	157,396	(28,346)
Capitalized debt issuance costs	(15)	(2,775)
Outstanding checks included in accounts payable	(2,383)	1,419
Issuances of common stock	21,179	18,315
Repurchases of common stock	(175,000)	(100,000)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,177	(111,387)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(16,095)	(121,154)
Cash and cash equivalents at beginning of period	39,399	160,553

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$23,304	$39,399

Reconciliation — Free Cash Flow: Net cash provided by operating activities	206,159	276,012
Less: Purchases of patient service equipment and property, equipment and improvements, exclusive of effects of acquisitions	(118,728)	(141,755)

Free cash flow	$87,431	$134,257

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